                                             Exhibit C1

NEES Energy, Inc.
Statement of Cash Flows (Thousands of Dollars)
For the Quarter Ended June 30, 1997
(Unaudited, Subject to Adjustment)


Operating activities:
  Net income/(loss)                                     $  (1,163)
  Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

     Increase in undistributed income/(loss) in
       subsidiary                                           1,745
     Increase in prepaid taxes                                (26)
     Decrease in accounts payable                             (71)
                                                           ------
Net cash provided in operating activities                     485
                                                           ------


Investing activities:
  Investment in AllEnergy Marketing Co.,L.L.C.             (2,000)
                                                          -------
Net cash used in investing activities                      (2,000)
                                                          -------


Financing activities:
  Subordinated notes payable to parent-issues               1,475
                                                          -------
Net cash provided by financing activities                   1,475
                                                          -------


Net decrease in cash and cash equivalents                     (40)

Cash and cash equivalents at beginning of period               68
                                                          -------

Cash and cash equivalents at end of period                $    28
                                                          =======